Exhibit 99.1

Schedule A
Sales of shares of Class A Common Stock in Past 60 Days

Date	Number of Shares	Weighted Average Sales Price	Low Price	High Price
10/15/2025	600	$197.34	$197.00	$197.99
10/15/2025	400	$198.88	$198.36	$199.26
10/15/2025	6,623	$199.97	$199.37	$200.36
10/15/2025	6,436	$200.81	$200.37	$201.36
10/15/2025	3,913	$201.67	$201.37	$202.10
10/15/2025	28	$202.41	$202.41	$202.41
09/30/2025	998	$225.88	$225.26	$226.23
09/30/2025	2,000	$226.86	$226.29	$227.22
09/30/2025	2,767	$227.66	$227.29	$228.28
09/30/2025	4,332	$228.76	$228.29	$229.25
09/30/2025	5,833	$229.94	$229.29	$230.27
09/30/2025	1,070	$230.56	$230.31	$230.99
09/30/2025	100	$232.03	$232.03	$232.03
09/30/2025	400	$233.66	$233.48	$233.88
09/30/2025	300	$236.85	$236.55	$237.00
09/30/2025	200	$240.00	$240.00	$240.00
09/15/2025	1,100	$256.69	$256.11	$257.06
09/15/2025	2,152	$257.64	$257.14	$258.10
09/15/2025	1,800	$258.95	$258.47	$259.43
09/15/2025	2,458	$259.93	$259.47	$260.45
09/15/2025	1,576	$260.98	$260.53	$261.47
09/15/2025	2,349	$262.12	$261.63	$262.52
09/15/2025	2,200	$263.34	$262.65	$263.64
09/15/2025	3,197	$264.08	$263.65	$264.59
09/15/2025	1,168	$265.00	$264.65	$265.38

The Reporting Person undertakes to provide to the Issuer, any security of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares of Class A Common Stock sold at each separate price within the ranges set forth herein.

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